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                                                                     EXHIBIT 5.3



                                February 12, 2004

MRH Capital Trust I
MRH Capital Trust II
c/o Montpelier Re Holdings Ltd.
Mintflower Place
8 Par-La-Ville Road
Hamilton HM 08
Bermuda

                  Re:  MRH Capital Trust I and MRH Capital Trust II
                       --------------------------------------------

Ladies and Gentlemen:

     We have acted as special Delaware counsel for Montpelier Re Holdings Ltd., a Bermuda corporation (the "Company"), MRH Capital Trust I, a Delaware statutory trust ("Trust I"), and MRH Capital Trust II, a Delaware statutory trust ("Trust II") (Trust I and Trust II are hereinafter jointly referred to as the "Trusts" and sometimes hereinafter individually referred to as a "Trust"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

     For purposes of giving the opinions hereinafter set forth, we have made such inquiries and have examined such documents as we have considered necessary or appropriate for purposes of giving the opinions hereinafter set forth, including examination of originals or copies of the following:

     (a) The Certificate of Trust of Trust I, dated as of January 27, 2004 (the "Trust I Certificate"), as filed with the Secretary of State of the State of Delaware (the "Secretary of State") on January 28, 2004;

     (b) The Certificate of Trust of Trust II, dated as of January 27, 2004 (the "Trust II Certificate"), as filed with the Secretary of State on January 28, 2004;

     (c) The Trust Agreement of Trust I, dated as of January 27, 2004, between the Company and the trustees of Trust I named therein;

     (d) The Trust Agreement of Trust II, dated as of January 27, 2004, between the Company and the trustees of Trust II named therein;




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MRH Capital Trust I
MRH Capital Trust II
February 12, 2004
Page 2

     (e) The Registration Statement (the "Registration Statement") on Form S-3, including a preliminary prospectus (the "Prospectus"), relating to the Preferred Securities of the Trusts representing preferred undivided beneficial interests in the assets of the Trusts (each, a "Preferred Security" and collectively, the "Preferred Securities"), to be filed by the Company and the Trusts with the Securities and Exchange Commission on or about February 12, 2004;

     (f) A form of Amended and Restated Trust Agreement for each of the Trusts, to be entered into between the Company, the trustees of the Trust named therein, and the holders, from time to time, of the undivided beneficial interests in the assets of such Trust (including Exhibits A, C and E thereto) (collectively, the "Trust Agreements" and individually, a "Trust Agreement"), attached as an exhibit to the Registration Statement; and

     (g) A Certificate of Good Standing for each of the Trusts, dated February 12, 2004, obtained from the Secretary of State.

     Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreements. The Trust I Certificate and the Trust II Certificate are jointly referred to as the "Certificates of Trust."

     With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

     For purposes of this opinion, we have assumed (i) that each of the Trust Agreements constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the applicable Trust, and that the Trust Agreements and the Certificates of Trust are in full force and effect and have not been amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents,
(v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the receipt by each Person to whom a Preferred Security is to be issued by the Trusts (collectively, the "Preferred Security Holders") of a Preferred Security Certificate for such Preferred Security and the payment for such Preferred Security, in accordance with the Trust Agreements and the Registration Statement, and (vii) that the Preferred Securities are issued and sold to the Preferred Security Holders in accordance with the Trust Agreements and the Registration Statement. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

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MRH Capital Trust I
MRH Capital Trust II
February 12, 2004
Page 3

     This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

     Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

     1. Each of the Trusts has been duly created and is validly existing in good standing as a statutory trust under the Statutory Trust Act.

     2. The Preferred Securities of each Trust will represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interests in the assets of the applicable Trust.

     3. The Preferred Security Holders, as beneficial owners of the applicable Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Preferred Security Holders may be obligated to make payments as set forth in the Trust Agreements.

     We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person for any purpose.

                                          Very truly yours,



                                          /s/ Richards, Layton & Finger

CDK